SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2018

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
Concurrent with the filing of our Proxy Statement dated April 13, 2018, we are disclosing that the ProAssurance Board of Directors has nominated Kedrick D. Adkins Jr., C.P.A. for election to the Board of Directors. If elected, Mr. Adkins will serve a term ending at the annual meeting of stockholders to be held in 2019.
Prior to his retirement in December 2017, Mr. Adkins served as the Chief Financial Officer for the Mayo Clinic for four years. He also served as the President of Integrated Services of Trinity Health Care from 2007 to 2014. Prior to his service at Trinity Health Care, Mr. Adkins had a 30-year tenure at Accenture, a global management consulting firm. He holds a B.S. in Industrial and Operations Engineering and an M.B.A. in Finance and Accounting from the University of Michigan. In addition,
Mr. Adkins is a certified public accountant. In the past five years, Mr. Adkins has served on the Advisory Board of Welsh, Carson, Anderson & Stowe, an investment firm specializing in healthcare and technology, and the Board of Directors for Christus Health, the University of Michigan Hospital System, and Medical Memory, a medical technology startup.
Mr. Starnes said, “We look forward to adding Kedrick Adkins to our Board. His depth of experience in the healthcare field, coupled with his deep financial knowledge will be a valuable addition to our Board as we develop strategies to move ProAssurance forward as the healthcare delivery system in the United States continues to consolidate and evolve.”
Additionally, The Board of Directors has nominated M. James Gorrie, Ziad R. Haydar, M.D., Frank A. Spinosa, D.P.M., and Thomas A. S. Wilson, Jr., M.D. for reelection to the Board of Directors. Their current terms will expire at this year’s annual meeting of shareholders to be held on May 23, 2018 at 9:00AM Central Time at our headquarters in Birmingham, Alabama.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 13, 2018

PROASSURANCE CORPORATION

By: /s/ Frank B. O’Neil
Frank B. O’Neil
Senior Vice President

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